Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report, incorporated herein by reference, dated October 25, 2007, with respect to Legg Mason Partners Aggressive Growth Fund, a series of Legg Mason Partners Equity Trust as of August 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

July 9, 2008